Exhibit 99.1

FOR IMMEDIATE RELEASE

Chicago Rivet & Machine Co. Announces Third Quarter Results of Operations.
Naperville, IL, November 6, 2012.  Chicago Rivet & Machine Co. (NYSE MKT, symbol: CVR) today announced results for the third quarter of 2012 as summarized below:

CHICAGO RIVET & MACHINE CO.
Summary of Consolidated Results of Operations
For the Three and Nine Months Ended September 30

	Third Quarter		First Nine Months
	2012	2011	2012	2011
Net sales	$8,537,639	$7,821,606	$26,167,158	$23,770,078
Income before income taxes	673,342	471,640	2,058,508	1,521,183
Net income	463,342	317,640	1,397,508	1,022,183
Earnings per common share	.48	.33	1.45	1.06
Average shares outstanding	966,132	966,132	966,132	966,132

(All figures subject to year-end audit)

Contact:
     Kimberly A. Kirhofer
     Chicago Rivet & Machine Co.
     (630) 357-8500